Exhibit 99.1

Vantage Drilling Retains Lazard to Assist In Review of Financing and Strategic Opportunities

HOUSTON, TX—(Marketwired)—June 22, 2015—Vantage Drilling Company (“Vantage or the “Company”) (NYSE MKT: VTG) announced today that it has retained Lazard Freres & Co. LLC to advise the Company with respect to financing and strategic opportunities. The Board of Directors has retained Lazard to evaluate financing opportunities, strengthen and expand management’s analysis of the changing marketplace and provide an independent resource for evaluating the Company’s strategic plans. The outcome of this process cannot be determined at this time and may not be determined in the near term. The Company does not anticipate disclosure of developments concerning this process until the Company determines that disclosure is necessary or appropriate.

Paul Bragg, Chairman and Chief Executive Officer, commented, “Over the past year and a half, our strong operating performance has allowed us to maintain our commitment to the retirement of debt, resulting in the repayment of over $300 million of outstanding debt. In accordance with this strategy, we have continued to retire debt during the second quarter, and anticipate that we will continue to opportunistically repurchase debt going forward. Given that our debt continues to trade well below its face value, we have retained Lazard to explore alternatives to take advantage of what we view as a current market opportunity for the near and long term benefit of the company.”

Vantage, a Cayman Islands exempted company, is an offshore drilling contractor, with an owned fleet of three ultra-deepwater drillships, the Platinum Explorer, the Titanium Explorer and the Tungsten Explorer, as well as an additional ultra-deepwater drillship, the Cobalt Explorer, now under construction, and four Baker Marine Pacific Class 375 ultra-premium jackup drilling rigs. Vantage’s primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells. Vantage also provides construction supervision services for, and will operate and manage, drilling units owned by others. Through its fleet of seven owned drilling units, Vantage is a provider of offshore contract drilling services globally to major, national and large independent oil and natural gas companies.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

Public & Investor Relations Contact:

Paul A. Bragg

Chairman & Chief Executive Officer

Vantage Drilling Company

(281) 404-4700